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As filed with the Securities and Exchange Commission on February 11, 2005

Registration No. 333-120776

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOLSON COORS BREWING COMPANY
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation or organization)

84-0178360
(I.R.S. Employer Identification No.)

311 Tenth Street
Golden, Colorado 80401
(303) 279-6565
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert M. Reese
Chief Legal Officer
Adolph Coors Company
311 Tenth Street
Golden, Colorado 80401
(303) 279-6565
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

R. Scott Falk, P.C.
John M. Jennings, Esq.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601

Approximate date of commencement of proposed sale to the public:
No longer applicable because shares are being removed from registration.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        This Post-Effective Amendment shall become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(c), may determine.

DEREGISTRATION OF SECURITIES

        On July 21, 2004, Adolph Coors Company (Coors) entered into a combination agreement with Molson Inc. (Molson) to combine Molson with Coors in a merger of equals pursuant to a Plan of Arrangement to be approved by the Superior Court, District of Montréal, Province of Québec. The Plan of Arrangement was approved by the shareholders of Molson on January 28, 2005. Following Coors' receipt of the requisite approvals by the Coors shareholders on February 1, 2005, the Superior Court, District of Montréal, Province of Québec approved the Plan of Arrangement on February 2, 2005. On February 9, 2005, the combination of Molson and Coors was completed. Molson Coors Brewing Company (Molson Coors) is the combined entity resulting from that transaction, which we refer to herein as the "merger transaction."

        The merger transaction featured the following steps:

  •
  Coors changed its name to "Molson Coors Brewing Company" and amended its certificate of incorporation and bylaws to implement the merger transaction.

  •
  Molson paid a special dividend in the amount of Cdn.$5.44 per share, or a total of approximately Cdn.$652 million (U.S.$519 million, based on exchange rates as of February 7, 2005) in connection with the plan of arrangement to Molson Class A non-voting and Class B common shareholders of record at the close of business on February 8, 2005, the last trading day immediately prior to the date of closing the merger transaction, excluding Pentland Securities (1981) Inc. and its subsidiaries (Pentland). In the interest of demonstrating its support for the merger transaction, Pentland waived any participation in the special dividend.

  •
  All of Molson's shares (other than shares of dissenting holders) were exchanged, through a series of exchanges, for shares of Molson Coors common stock and/or exchangeable shares of Molson Coors Canada Inc., an indirect wholly owned Canadian subsidiary of Molson Coors that we refer to as "Molson Coors Exchangeco".

  •
  The stockholders of Coors retained their shares, which remain outstanding as shares of Molson Coors.

        Upon completion of the merger transaction:

  •
  Each holder of Molson Class A non-voting shares who was a Canadian resident for Canadian income tax purposes received, for each of those shares, either (i) 0.360 of a Class B exchangeable share of Molson Coors Exchangeco (and certain ancillary rights), (ii) through a series of exchanges, 0.360 of a share of Class B common stock of Molson Coors, or (iii) an equivalent combination of Class B exchangeable shares (and certain ancillary rights) and, through a series of exchanges, Class B common stock of Molson Coors.

  •
  Each holder of Molson Class A non-voting shares who was not a Canadian resident received, through a series of exchanges, for each of those shares, 0.360 of a share of Class B common stock of Molson Coors.

  •
  Each holder of Molson Class B common shares who was a Canadian resident for Canadian income tax purposes received, for each of those shares, either (i) 0.126 of a Class A exchangeable share and 0.234 of a Class B exchangeable share of Molson Coors Exchangeco (and certain ancillary rights), (ii) through a series of exchanges, 0.126 of a share of Class A common stock and 0.234 of a share of Class B common stock of Molson Coors, or (iii) an equivalent combination of exchangeable shares (and ancillary rights) and, through a series of exchanges, shares of Molson Coors common stock.

  •
  Each holder of Molson Class B common shares who was not a Canadian resident received, through a series of exchanges, for each share, 0.126 of a share of Class A common stock and 0.234 of a share of Class B common stock of Molson Coors.

        In connection with the merger transaction, we filed a registration statement on Form S-3 (Registration No. 333-120776) with the Commission on November 24, 2004. On January 19, 2005, we filed a pre-effective amendment to the registration statement. As amended, the registration statement registered (i) up to 48,086,433 shares of Class A common stock to be issued, from time to time, upon exchange or redemption of up to 48,086,433 Class A exchangeable shares to be issued by Molson Coors Exchangeco (A) in the merger transaction or (B) upon conversion of the Class B exchangeable shares and (ii) up to 48,086,433 shares of Class B common stock to be issued, from time to time, upon exchange or redemption of up to 48,086,433 shares of Class B exchangeable shares to be issued by Molson Coors Exchangeco (A) in connection with the merger transaction or (B) upon conversion of Class A exchangeable shares. The registration statement also covered shares of Class A common stock that may be issued upon the conversion of Class B common stock and shares of Class B common stock that may be issued upon the conversion of shares of Class A common stock. On February 8, 2005, the registration statement was declared effective by the Commission.

        At the time we filed the registration statement, we could not know how many exchangeable shares would be issued by Molson Coors Exchangeco in the merger transaction. As a result, we did not know how many shares of our common stock would be issuable, from time to time, upon the exchange or redemption of exchangeable shares issued in the merger transaction. For purposes of the registration statement, we assumed that (1) 113,716,607 Molson Class A non-voting shares (representing all 107,935,727 Molson Class A non-voting shares outstanding as of November 22, 2004 and 5,780,880 Molson Class A non-voting shares issuable upon exercise of options to acquire such non-voting shares as of such date) would be exchanged for 40,937,978 Class B exchangeable shares in the merger transaction and (2) 19,856,822 Molson Class B common shares (representing all Molson Class B common shares outstanding as of November 22, 2004) would be exchanged for a combination of (A) 2,501,959 Class A exchangeable shares of Molson Coors Exchangeco and (B) 4,646,496 Class B exchangeable shares in the merger transaction. The number of shares that we registered allowed for the possibility of all Class A exchangeable shares converting into Class B exchangeable shares, or vice versa, prior to the exchange or redemption of such exchangeable shares for shares of Class A common stock or Class B common stock, as applicable.

        Upon the closing of the merger transaction, Molson Coors Exchangeco actually issued a total of (i) 2,437,513 Class A exchangeable shares, which according to their terms (A) may be exchanged or redeemed, from time to time, for 2,437,513 shares of Class A common stock or (B) may be converted, from time to time, into 2,437,513 Class B exchangeable shares and (ii) 32,161,792 Class B exchangeable shares, which according to their terms (A) may be exchanged or redeemed, from time to time, for 32,161,792 shares of Class B common stock or (B) may be converted, from time to time, into 32,161,792 Class A exchangeable shares. We are filing this post-effective amendment to remove from registration (i) those shares of Class A common stock (13,487,128) that exceed the number of shares of Class A common stock (34,599,305) that may actually be issued, from time to time, upon the exchange or redemption of the Class A exchangeable shares that (A) were actually issued in the merger transaction or (B) may be issued, from time to time, upon the conversion of Class B exchangeable shares that were actually issued in the merger transaction and (ii) those shares of Class B common stock (13,487,128) that exceed the number of shares of Class B common stock (34,599,305) that may actually be issued, from time to time, upon the exchange or redemption of the Class B exchangeable shares that (A) were actually issued in the merger transaction or (B) may be issued, from time to time, upon the conversion of Class A exchangeable shares that were actually issued in the merger transaction.

        Accordingly, we file this post-effective amendment to deregister a total of 13,487,128 shares of Class A common stock and 13,487,128 shares of Class B common stock covered by the registration statement. The registration statement, as amended hereby, covers 34,599,305 shares of Class A common stock and 34,599,305 shares of Class B common stock (and any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transaction and shares of Class A common stock that may be issued upon the conversion of shares of Class B common stock covered by this registration statement and shares of Class B common stock that may be issued upon conversion of shares of Class A common stock covered by this registration statement).

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden, State of Colorado, on February 11, 2005.

MOLSON COORS BREWING COMPANY
By:	/s/ W. LEO KIELY III W. Leo Kiely III President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 11th day of February, 2005.

Signature	Title

/s/ W. LEO KIELY III W. Leo Kiely III	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ TIMOTHY V. WOLF Timothy V. Wolf	Senior Vice President and Global Chief Financial Officer (Principal Financial Officer)
/s/ RONALD A. TRYGGESTAD Ronald A. Tryggestad	Vice President and Controller (Principal Accounting Officer)
/s/ ERIC H. MOLSON Eric H. Molson	Chairman
* Peter H. Coors	Vice Chairman
/s/ DANIEL J. O'NEILL Daniel J. O'Neill	Vice Chairman, Synergies and Integration
/s/ FRANCESCO BELLINI Francesco Bellini	Director

/s/ JOHN E. CLEGHORN John E. Cleghorn	Director
/s/ MELISSA E. COORS Melissa E. Coors	Director
* Charles M. Herington	Director
* Franklin W. Hobbs	Director
/s/ ANDREW T. MOLSON Andrew T. Molson	Director
/s/ DAVID P. O'BRIEN David P. O'Brien	Director
/s/ PAMELA H. PATSLEY Pamela H. Patsley	Director
/s/ H. SANFORD RILEY H. Sanford Riley	Director
* Dr. Albert C. Yates	Director
*
The undersigned, by signing her name hereto, does sign and execute this Post-Effective Amendment No. 1 to Registration Statement pursuant to the Power of Attorney executed by the above named officers and directors of Molson Coors Brewing Company and filed previously with the Securities and Exchange Commission.
By:	/s/ ANNITA M. MENOGAN Annita M. Menogan Attorney-in-Fact

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DEREGISTRATION OF SECURITIES
SIGNATURES